EMPLOYMENT AGREEMENT

      AGREEMENT, dated as of October 29, 1999 and retroactively effective to January 1, 1999, between VANTAS Incorporated, a Nevada corporation (the "Company"), and Alan M. Langer ("Executive").

      In consideration of the mutual covenants and conditions provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

      1. Term of Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for the period commencing as of January 1, 1999 and ending on December 31, 2001 (the "Term"), on the terms and conditions set forth in this Agreement. Executive and the Company explicitly acknowledge and agree that such employment is terminable prior to the end of the Term with notice given by either party in accordance with the provisions of Paragraph 6. The Term of this Agreement shall automatically be extended for successive six month periods thereafter (ending on a June 30 or December 31, as the case may be) unless at least six months prior to the commencement date of any six month extension period, either party shall have given notice to the other party that the Term of this Agreement will not be extended for such extension period.

      2. Duties of Executive.

            (a) Title; Position. Executive is hereby employed as Executive Vice President and Chief Financial Officer, reporting to the Chief Executive Officer and as the Board of Directors may direct. Executive will render services to the Company in this capacity, and in such other suitable and comparable executive and administrative capacities normally attendant to such responsibilities and as the Company may reasonably assign to him from time to time.

            (b) No Other Employment. Executive shall devote his entire business time, attention and energies to the business of the Company and shall diligently and faithfully serve the Company in such capacity during the term of this Agreement, provided, that this provision shall not prevent Executive from serving on civic and charitable boards or managing his and his immediate family's investments, in each case, however, subject to the Company's policies and only to the extent that such activities do not interfere with Executive's performance of his duties under this Agreement.

      3. Annual Payment. The Company shall pay to Executive (i) a fixed salary during the Term at an annual rate of $170,000 per year (the "Annual Salary"), and (ii) in addition to the Annual Payment, a fixed payment at an annual rate of $30,000 (the "Covenant Payment" and, together with the Annual Salary, the "Annual Payment") as separate consideration for the Executive's covenants and agreements contained in Paragraph 7. Each of the Annual Salary and the Covenant Payment (i) shall be increased effective January 1, 2000, over the Annual Salary and the Covenant Payment, respectively, in effect for 1999, by the percentage increase from the Consumer Price Index (New York-Northern New Jersey-Long Island, NY-NJ-CT-PA; All Items; 1982-84=100; NSA) (the "CPI") for November 1998 to the CPI for November 1999, and (ii) shall be increased effective January 1, 2001, over the Annual Salary and the Covenant Payment, respectively, in effect for 2000, by the percentage increase from the CPI for November 1999 to the CPI for November 2000. The Annual Salary and the Covenant Payment shall be increased on a similar basis (effective on January 1) for any period during which the Term may be extended pursuant to Paragraph 1. The Annual Payments shall be payable in such installments as is customary for executives of the Company.

      4. Performance Bonus. Executive shall be eligible to receive a performance bonus (the "Performance Bonus") for each calendar year during the Term with a target amount of $150,000. The target amount of the Performance Bonus shall be increased annually based on the CPI in the same manner as the Annual Salary and the Covenant Payment. The Performance Bonus shall be determined and paid as follows:

            (a) With respect to calendar year 1999, the Performance Bonus shall be determined as follows:

                  (i) $75,000 of the Performance Bonus for 1999 (the "EBITDA Component") will be based upon the Company, on a consolidated basis, attaining certain net income before interest, taxes, depreciation and amortization ("EBITDA") objectives for the 1999 calendar year. The Company's forecast for EBITDA for 1999, as of the effective date of this Agreement, was $34,724,000 ("Budgeted EBITDA"). The actual EBITDA of the Company for 1999 ("Actual EBITDA") will be determined from the Company's audited financial statements. The percentage ratio between Actual EBITDA and Budgeted EBITDA (the "Achieved EBITDA Percentage") will be calculated (if the Achieved EBITDA Percentage would be more than 150% as so calculated, then for purposes hereof the Achieved EBITDA Percentage shall be deemed to be 150%). The EBITDA Component of the Performance Bonus will then be determined as follows: (A) if the Achieved EBITDA Percentage is 80% or more, the EBITDA Component will be equal to the Achieved EBITDA Percentage multiplied by $75,000; (B) if the Achieved EBITDA Percentage is equal to or greater than 60% but less than 80%, the EBITDA Component will be equal to the Achieved EBITDA Percentage multiplied by $75,000 and divided by 2; and (C) if the Achieved EBITDA Percentage is less than 60%, the EBITDA Component will be equal to zero.

                  (ii) $75,000 of the Performance Bonus will be qualitative and based on an evaluation by the Company's CEO of Executive's performance during the year, with the actual amount of this component of the Performance Bonus determined by the CEO with the approval of the Company's Board of Directors (the "Board").

            (b) With respect to calendar years 2000 and 2001, and during any period for which the Term may be extended pursuant to Paragraph 1, the Performance Bonus will be determined using the same formulas or evaluation methods, as are used in determining


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

performance bonuses for such years for other senior executives of the Company who do not have written employment contracts, provided that the allocation between objective measures (tied to the Company's financial performance) and subjective factors (tied to Executive's individual performance) may differ from the allocation used for such other senior executives, and shall be determined by the CEO with the approval of the Board. The portion of the Performance Bonus based on such subjective factors (as well as the portion of the Performance Bonus for 1999 determined pursuant to Paragraph 4(a)(ii) above) is referred to herein as the "Subjective Component".

            (c) The Performance Bonus will be paid within 30 days after the issuance of the Company's audited financial statements for the applicable year.

      5. Car Allowance; Benefits; Expenses.

            (a) The Company shall pay to Executive an automobile allowance of $1,250.00 per month (the "Car Allowance"), to be applied by Executive to the expenses of leasing and/or operation of an automobile selected by Executive. The Car Allowance shall represent taxable compensation to Executive, except to the extent that Executive provides to the Company documentation which the Company deems sufficient to establish the deductibility of such expenses for federal income tax purposes.

            (b) Executive shall be entitled to paid vacation each calendar year in accordance with the Company's written policy. Executive shall be entitled to participate in employee benefit plans, policies and programs, including health, disability and life insurance plans, on the same terms and conditions made available to other senior executives of the Company (except that the Company shall pay the premiums for health insurance coverage for Executive's immediate family).

            (c) The Company shall maintain during the Term a policy or policies of term life insurance in an aggregate face amount of $4,000,000 (which amount shall include the face amount of any life insurance made available to the Executive pursuant to Paragraph 5(b) hereof), with proceeds payable to a beneficiary designated by Executive, and the Company shall pay the premiums due thereunder.

            (d) Executive shall be entitled to reimbursement of expenses incurred in connection with his duties on behalf of the Company in accordance with Company policy.

      6. Termination of Employment.

            (a) Definitions. The following terms shall have the following meanings:

                  (i) "Cause" shall mean any of the following conditions:

                        (A) Executive has engaged in conduct which either (1)
            resulted


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

            in a conviction of or plea of guilty or no contest to a misdemeanor involving moral turpitude or involving the property of the Company, or (2) resulted in a conviction of or plea of guilty or no contest to a felony under the laws of the United States or any state or political subdivision thereof;

                        (B) Executive commits or engages in (1) a breach of his
            fiduciary duty to the Company or any of its affiliates, (2) gross negligence or willful misconduct in connection with his employment with the Company, or (3) any transaction which Executive knows or should have known would constitute self-dealing or conflict of interest between Executive and the Company and in which Executive does or would receive any direct or indirect material economic or pecuniary benefit without prior disclosure of such transaction to the Company and receipt of prior approval from the Company;

                        (C) Executive violates the internal procedures or
            policies of the Company of which he has been given notice in a manner which has or reasonably may be expected to have a material adverse effect on the reputation, business or prospects of the Company (and for this purpose, conduct constituting employment discrimination or sexual harassment shall be conclusively presumed to have a material adverse effect);

                        (D) Material default or other material breach by
            Executive of Executive's obligations hereunder and failure to remedy such breach within thirty (30) days after notice thereof; or

                        (E) Failure by Executive to perform diligently and
            competently his duties hereunder, after written notice from the Company of such failure and a reasonable period of time to remedy the deficiency described in such notice.

                  (ii) "Disability" means Executive's physical or mental incapacity which (A) in the reasonable good faith determination of the Company, has rendered Executive incapable of performing the essential functions of his job as contemplated by this Agreement, to the extent required hereunder prior to the commencement of such Disability, for a total of 90 days in a 180 day period, or (B) in the opinion of a physician selected by the Company and reasonably acceptable to Executive, is anticipated to render Executive incapable of performing the essential functions of his job as contemplated by this Agreement, to the extent required hereunder prior to the commencement of such Disability, for a total of 90 days in a 180 day period. The effective date of termination of employment by reason of Disability shall be the earlier of the date of the determination by the Company under clause (A) above, or the date the opinion of the physician is rendered under clause (B) above.

                  (iii) "Good Reason" means any of the following: (A) the failure to pay in a timely manner any Annual Payment or Performance Bonus due to Executive hereunder that the Company fails to remedy within thirty (30) days after notice thereof by Executive; (B) a material breach by the Company of any provision of this Agreement that the Company fails to remedy or cease within thirty (30) days after notice thereof by Executive; (C) a material reduction in Executive's duties provided in this Agreement that is so substantial that it would reasonably be construed to change his position with the Company; or (D) a reduction in the amount of the Annual Payments.

            (b) Termination of Employment. The employment of Executive may be terminated at any time:

                  (i) upon the death of Executive; or

                  (ii) upon the Disability of Executive; or

                  (iii) by the Company, immediately for Cause (provided that any termination of Executive's employment for Cause pursuant to any of clause (B),
(C), (D), or (E) of Paragraph 6(a)(i) of this Agreement shall be based on a good faith determination by the Company of the facts and circumstances which the Company deems relevant after giving Executive an opportunity to appear before the Company's Board of Directors to present any reasons why the Executive believes he should not be terminated for Cause (provided, however, that nothing contained herein is intended or shall be deemed to afford the Executive an opportunity to appear with an attorney, present witnesses or otherwise conduct an evidentiary hearing before the Board); or

                  (iv) by the Company, upon 15 days written notice of termination of Executive's employment without Cause (for purposes of this Agreement, a notice by the Company pursuant to Paragraph 1 that the Term of the Agreement is not extended beyond any then scheduled expiration of the Term, shall not be deemed a termination of Executive's employment without Cause); or

                  (v) by Executive, upon 15 days written notice of voluntary termination of employment for Good Reason; or

                  (vi) by Executive, upon 15 days written notice of voluntary termination of employment without Good Reason (for purposes of this Agreement, a notice by Executive pursuant to Paragraph 1 that the Term of the Agreement is not extended beyond any then scheduled expiration of the Term, shall not be deemed a voluntary termination of employment without Good Reason).

            (c) Compensation on Termination of Employment. Upon termination of Executive's employment with the Company, his right to compensation or other benefits following such termination shall be determined exclusively as follows:

                  (i) If Executive's employment is terminated by reason of death or Disability, Executive (or his legal representative) shall be entitled (A) to receive any Annual

Payments and Car Allowance accrued up to the date of termination which remains unpaid, (B) to be considered for payment of a Performance Bonus determined in the manner provided in this Agreement, but prorated for the period up to the date of termination of employment, provided, however, that with respect to the Subjective Component of the Performance Bonus, Executive shall receive an amount not less than the amount of the Subjective Component of the Performance Bonus awarded to Executive for the previous full calendar year (pro rated for the period up to the date of termination of employment), (C) in the case of Disability, to continue to receive payments of Annual Payments for a period of 90 days following the effective date of termination by reason of Disability, but in no event beyond the date that payments under the Company's long-term disability policy commence, such payments of Annual Payments to be at the rate in effect on the effective date of such termination of employment by reason of Disability, and (D) to be paid such disability or death benefits as are provided under any Company benefit plans in which Executive is a participant. Except as set forth in Paragraph 6(d), Executive shall not be entitled to any other or further compensation after the date of any such termination of employment.

                  (ii) If Executive's employment is terminated by the Company for Cause, or is voluntarily terminated by Executive without Good Reason, Executive shall be entitled to receive any Annual Payments and Car Allowance accrued up to the date of termination which remains unpaid. Executive shall not be entitled to any other or further compensation after the date of any such termination of employment.

                  (iii) If Executive's employment is terminated by the Company without Cause, or is voluntarily terminated by Executive for Good Reason, Executive shall be entitled (A) to receive any Annual Payments and Car Allowance accrued up to the date of termination which remains unpaid, (B) to be considered for payment of a Performance Bonus for the calendar year of termination of employment, determined in the manner provided in this Agreement, but prorated for the period up to the date of termination of employment, provided, however, that with respect to the Subjective Component of the Performance Bonus, Executive shall receive an amount not less than the amount of the Subjective Component of the Performance Bonus awarded to Executive for the previous full calendar year (pro rated for the period up to the date of termination of employment), (C) to receive a severance payment equal to the greater of (x) the aggregate of Annual Payments and Performance Bonus paid to Executive for the calendar year preceding the calendar year in which employment terminates, or (y) the amount of Annual Payments which would have been due during the balance of the Term (if employment had not terminated), calculated at the rate of Annual Payments in effect immediately prior to such termination, such severance payment to be paid in twelve equal monthly installments commencing on the first day of the calendar month following termination, and (D) to be maintained by the Company, at its cost, under its health, disability and life insurance plans as in effect at the time of termination of employment, for a period equal to the greater of one year, or the balance of the Term (if employment had not terminated). Except as set forth in Paragraphs 6(d) and 6(e), Executive shall not be entitled to any other or further compensation after the date of any such termination of employment. Notwithstanding the foregoing, if the Term of this Agreement has been extended beyond December 31, 2001 pursuant to the last sentence of

Paragraph 1, then (1) instead of the amount of the severance payment calculated under clause (C) above, the severance payment shall be equal to the aggregate of Annual Payments paid to Executive for the last six months of the calendar year preceding the calendar year in which employment terminates plus one half of the Performance Bonus paid to Executive for such preceding calendar year, such severance payment to be paid in six equal monthly installments commencing on the first day of the calendar month following termination, and (2) instead of the insurance provided under clause (D) above, Executive shall be entitled to be maintained by the Company, at its cost, under its health, disability and life insurance plans as in effect at the time of termination of employment, for a period equal to six months after termination of employment.

                  (iv) If Executive's employment terminates by reason of the expiration of the Term of this Agreement, Executive shall be entitled (A) to receive any Annual Payments and Car Allowance accrued up to the date of termination which remain unpaid, and (B) to be considered for payment of a Performance Bonus determined in the manner provided in this Agreement for the period through the end of the Term, provided, however, that with respect to the Subjective Component of the Performance Bonus, Executive shall receive an amount not less than the amount of the Subjective Component of the Performance Bonus awarded to Executive for the previous full calendar year (pro rated for the period up to the date of termination of employment). Executive shall not be entitled to any other or further compensation under this Agreement after the date of any such termination of employment.

            (d) Life Insurance. Upon any termination of employment of Executive, the Company shall take such steps as are necessary to cause the policies of life insurance provided for in Paragraph 5(b) to be transferred to Executive or his designee. The Company shall continue to pay the premiums on such life insurance policy which are due during any period for which payments of Annual Payments continue to be made after termination of employment pursuant to Paragraph 6(c).

            (e) Options. If Executive's employment is terminated by the Company without Cause, or is voluntarily terminated by Executive for Good Reason, all options to purchase capital stock of the Company held by Executive as of the date of this Agreement ("Options") which are not otherwise then fully vested and exercisable, shall immediately become fully vested and exercisable, notwithstanding the terms of any plan, agreement or other document governing the terms of such Options (the "Option Documents"). Upon any termination of employment of Executive for any reason, and notwithstanding the terms of the Option Documents, all Options which are vested and exercisable as of the date of such termination of employment (whether by the terms of the Option Documents or pursuant to the first sentence of this paragraph), shall remain exercisable for six months following the effective date of such termination of employment, and if not exercised within such six month period, shall expire and be canceled and no longer be exercisable. Except as set forth in this paragraph, the foregoing provisions of this Paragraph 6 shall not apply to or affect any Options, and such Options and Executive's rights therein shall be governed solely by the terms of the Option Documents.

      7. Restrictive Covenants. In consideration of the agreement of the Company to employ Executive in accordance with the terms of this Agreement, Executive agrees as follows:

            (a) Definitions. For purposes of this Paragraph 7, the following terms shall have the following meanings:

                  (i) "Affiliate" means, with respect to a Person, any Person that (a) directly or indirectly controls, is controlled by or is under common control with such Person or (b) is an executive officer or director of such Person.

                  (ii) "Client" means a customer, subtenant or licensee of a Person engaged in an Executive Office Suite Business.

                  (iii) "Company Employee" means any Person who is an employee of the Company or any of its Affiliates, at any time during the six month period preceding the date that Executive ceases to be an employee of the Company or any of its Affiliates.

                  (iv) "Executive Office Suite Business" means the business of the outsourcing of office operations, both on an on-site and off-site basis, and the outsourcing of business support services to customers or clients of the Company which purchase any of the Company's products or services.

                  (v) "Person" means any individual, proprietorship, partnership, corporation, limited liability company, trust, estate, or other form of entity.

            (b) Non-Competition. During the period beginning on the effective date of this Agreement and ending two years after Executive ceases to be an employee of the Company or any of its Affiliates, Executive will not directly or indirectly engage in the business of, or own or control any interest in, or act as a director, officer, managing member, or partner of, or consultant to, or be connected in any manner with, as an employee or otherwise, (i) if Executive's employment is terminated for Disability or for Cause, any Person directly or indirectly engaged in an Executive Office Suite Business in the United States, or within a 25 mile radius of any existing executive office suite of the Company or its subsidiaries located outside of the United States (including executive office suites managed for other Persons) as of the date of termination of employment, or (ii) if Executive's employment is terminated without Cause or Executive voluntarily terminates his employment with Good Reason, any of HQ Global Workplaces, Inc., Regus Business Center Corp., Omni Offices U.K., or any other Person which (together with its Affiliates) owns, operates, maintains or manages 30 or more executive office suite locations. The foregoing shall not prohibit Executive from owning less than 1% of any class of outstanding voting securities of any Person whose voting securities are listed on a national securities exchange or regularly traded in the over-the-counter market.

            (c) Non-Solicitation. During the period beginning on the effective date of this Agreement and ending two years after Executive ceases to be an employee of the Company or any of its Affiliates (the "Non-Solicitation Period"), neither Executive, nor any Person of which he may act as a director, officer, managing member, partner, or consultant, or of which he may own, directly or indirectly, 1% or more of the outstanding voting securities, will (i) employ or solicit for employment, or encourage, assist, facilitate or participate in the employment or solicitation for employment of, any Company Employee, or (ii) directly or indirectly, solicit, or encourage, assist, facilitate or participate in the solicitation of, any Person that at any time during the Non-Solicitation Period is a Client of the Company or any of its Affiliates, to become a Client of any other Person engaged in an Executive Office Suite Business.

            (d) Non-Disclosure. Executive recognizes and acknowledges that he will have access to certain confidential and proprietary information ("Proprietary Information") of the Company which is a valuable, special and unique asset of the Company's business. Proprietary Information includes, but is not limited to, the following: business methods of the Company or any of the trade or business secrets of the Company, including but not limited to, operating procedures, pricing information, customer or client lists or accounts, market research and development procedures, marketing strategies, investment or acquisition opportunities and strategies, and information or lists concerning the current, future or proposed business of the Company, or the costs associated therewith and/or any other business related information. Accordingly, Executive covenants and agrees that during, or at any time after the term of, this Agreement he will not use for himself or reveal to anyone any part of the Proprietary Information, and he will take all reasonable precautions to safeguard the confidential nature of the Proprietary Information and prevent inadvertent disclosure thereof. The obligations of Executive pursuant to this Paragraph 7(d) shall not apply to any particular portion of the Proprietary Information which Executive can document (and satisfy the burden of proof) (i) was in the public domain at the time Executive received knowledge of it, or (ii) entered the public domain through no fault of Executive subsequent to the time Executive received knowledge of it, or (iii) was in Executive's possession free of any obligation of confidence at the time Executive received knowledge of it.

            (e) Savings Provision. If any provision of this Paragraph 7 shall be adjudicated to be invalid or unenforceable because it is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws and public policies of the jurisdiction in which such adjudication is made or such provision is sought to be enforced, such amendment only to apply with respect to the operation of such provision in the jurisdiction in which such adjudication is made or such provision is sought to be enforced.

            (f) Injunctive and Other Equitable Remedies. Executive understands and agrees that the Company will suffer immediate, irreparable harm in the event Executive fails to comply with any of Executive's obligations under this Paragraph 7, that monetary damages will be inadequate to compensate the Company for such breach and that the Company shall be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy in the event of breach of this Paragraph 7 by Executive, but shall be in addition to all other remedies available to the Company at law or in equity. Executive hereby


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

waives, to the extent he may legally do so, any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive or other equitable relief, and further waives, to the extent he may legally do so, the defense in any action for specific performance or other equitable remedy that a remedy at law would be adequate. Notwithstanding anything to the contrary contained in this Agreement, in the event the Executive violates his obligations under this Paragraph 7, then, in addition to all other rights and remedies available to the Company, the Company shall have no further obligation to pay Executive any money or to provide Executive with any rights or benefits to which Executive would have been entitled pursuant to this Agreement had Executive not breached this Paragraph 7.

      8. Miscellaneous.

            (a) Notices. All notices, requests, demands, acceptances and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, or (b) when sent by fax if received on a business day prior to 5:00 P.M. local time at the place of receipt, or on the following business day if received after 5:00 P.M. or on a non-business day, or (c) on the day following delivery to a courier service if sent by next day delivery via a recognized international courier service, or (d) five (5) days after the date when mailed by registered or certified mail, return receipt requested, postage prepaid. All such notices, requests, demands, acceptances and other communications shall be addressed to the parties as follows, or at such other address as shall be specified by like notice:

                  If to the Company: VANTAS Incorporated
                                     90 Park Avenue
                                     Suite 3100
                                     New York, NY 10016
                                     Att: David W. Beale, President
                                     Fax: (212) 907-6444

                  If to Executive:   Alan M. Langer
                                     Strawberry Lane
                                     Irvington, NY 10533
                                     Fax: (914) 591-8347

            (b) Waivers. Either party hereto may, at its or his option, by written notice to the other, (a) extend the time for the performance of any of the obligations or other actions of the other, (b) waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and (c) waive or modify performance of any of the obligations of the other hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

            (c) Amendment. No change, amendment or modification of any provision of


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

this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

            (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supercedes all prior written or oral negotiations or agreements with respect thereto.

            (e) Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities.

            (f) Assignment. This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. In the event of merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, the successor or transferee corporation's continued performance of this Agreement shall not be deemed an assignment.

            (g) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            (h) Governing Law. The interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to such State's conflicts of laws principles.

            (i) Jurisdiction, Venue. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN PARAGRAPH 8(a), SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.


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

            (j) Headings. Headings of the paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

            (k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

            (l) Facsimile Signatures. This Agreement may be signed by facsimile copy and shall be valid and binding upon delivery of a signed copy by facsimile.

                         [SIGNATURES ON FOLLOWING PAGE]


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

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    VANTAS INCORPORATED

                                    By: /s/ David W. Beale
                                       -----------------------------------------
                                        Name: David W. Beale
                                        Title: President

                                        /s/ Alan M. Langer
                                        ----------------------------------------
                                        Alan M. Langer

                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]


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